Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-150495) of Tecumseh Products Company of our report dated April 9, 2007, except for Note 2 as to which the date is March 13, 2009 relating to the financial statements, which appear in this Form 10-K.
/s/  PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Detroit, Michigan
March 13, 2009